Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 06, 2022, with respect to the combined carve – out financial statements of OceanPal Inc. Predecessors included in the Registration Statement (Form F-1) and related Prospectus of OceanPal Inc. for the registration of 37,878,787 Units consisting of Common Stock or Pre-Funded Warrants to Purchase Common Stock and Class B Warrants to Purchase Common Stock.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
April 06, 2022